Exhibit 8.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Beijing Lianghua Technology Co., Limited	People’s Republic of China

Hangzhou JZYH Technology Co., Ltd.	People’s Republic of China

MF Group Limited	Hong Kong

Suzhou Lianghua Digital Technology Co., Limited	People’s Republic of China

Suzhou Youjiayoubao Technology Co., Limited	People’s Republic of China

Shanghai ZLQX Technology Service Co., Ltd	People’s Republic of China

Youjiayoubao (Beijing) Technology Co., Limited	People’s Republic of China

Zhejiang Decision Intelligent Technology Co., Ltd.	People’s Republic of China

Zhejiang JZSC Enterprise Management Co., Ltd	People’s Republic of China

Zhejiang JZSC Technology Co., Ltd	People’s Republic of China